                                                                      EXHIBIT 20

                                 PRESS RELEASE


FOR FURTHER INFORMATION PLEASE CONTACT:

 AT THE COMPANY                               AT THE FINANCIAL RELATIONS BOARD
 --------------                               --------------------------------
 VICTOR M.G. CHALTIEL, CEO                      DANIEL SAKS, GENERAL INFORMATION
 OR JOHN E. KING, CFO                             MOIRA CONLON, INVESTOR CONTACT
 AT (310) 792-2600                                   STEVE SEILER, MEDIA CONTACT
                                                               AT (310) 442-0599
                                                 KATHY BRUNSON, INVESTOR CONTACT
                                                               AT (312) 266-7800


                 TOTAL RENAL CARE REPORTS NET REVENUES UP 96%
   AND EARNINGS (BEFORE EXTRAORDINARY ITEM) UP 163% FOR THIRD QUARTER, 1996


     Earnings Per Share at 25 cents, Up 56% on 70% More Shares Outstanding

Third Quarter/Recent Highlights:
     .  Revenues rise 96% to $73,333,000
     .  Earnings (before extraordinary item) rise 163% to $6,536,000
     .  Addition of 15 centers, 230 stations, and over 1,700 patients since July
           1, 1996 for a current total of over 9,700 patients
     .  Letter of intent signed for 5 more centers with 300 patients
     .  Secured additional managed care contracts for a current total of 111
     .  Repurchased all outstanding 12% Senior Subordinated Discount Notes on
           September 30, 1996 (incurring a $7.7 million extraordinary charge)
     . Secured a $400 million new credit line (currently at an interest rate of 6.125%) to replace former $130 million line

     TORRANCE, Calif., October 25, 1996 -- Continuing the disciplined execution of its aggressive growth strategy, Total Renal Care Holdings, Inc. (NYSE:TRL) today announced another record for revenues, earnings (before extraordinary item), and earnings per share for the quarter and nine months ended September 30, 1996. All figures are restated to reflect a change in the Company's fiscal year-end to December 31 from May 31.

     Revenues increased 96% to $73.3 million in the third quarter of 1996 from $37.4 in the corresponding period of 1995. Earnings (before extraordinary item) increased 163% to $6.5 million from $2.5 million, and earnings per share increased 56% to $0.25 from $0.16 on 70% more shares outstanding. During the third quarter of 1996, Total Renal Care retired the remaining $65 million outstanding of Discount Notes at maturity incurring a $7.7 million extraordinary charge (net of taxes).


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     Total Renal Care
     Add 1


     "Since June 30, 1996, we have continued to execute our aggressive, disciplined growth strategy by adding 15 centers, 230 dialysis stations and over 1,700 patients since July 1, 1996, for a current total of 9,700 patients," said Victor M.G. Chaltiel, TRL Chairman, President and Chief Executive Officer. "In addition, we have signed letters of intent to acquire five more facilities for a total of 300 patients. Moreover, the company has entered into a number of additional managed care contracts for a current total of 111, including contracts with Aetna and Maxicare in the New Orleans area to service virtually all of their local ESRD patients."

     Revenues increased 101% to $188.2 million in the first nine months of 1996, from $93.5 million in the corresponding period of 1995. Earnings (before extraordinary item) increased 207% to $16.5 million from $5.4 million and earnings per share increased 80% to $0.65 from $0.35 on 65% more shares outstanding.

     On October 17, 1996, Total Renal Care significantly increased its borrowing capacity to fund its aggressive, disciplined growth strategy by replacing its existing $130 million bank facility with a new seven-year $400 million revolving credit facility arranged by The Bank of New York and Donaldson, Lufkin & Jenrette, Inc. The current interest rate on this facility is 6.125%.

     Based in Torrance, Calif., Total Renal Care Holdings, Inc., is the third largest provider of integrated dialysis services in the U.S. for patients suffering from chronic kidney failure. The Company owns and operates high-quality, free-standing kidney dialysis centers and home peritoneal dialysis programs in 16 states, Washington, DC, and Guam, and also provides high-quality acute hemodialysis services to inpatients on behalf of 82 hospitals. TRL has increased its number of outpatient dialysis facilities to 127 with 1,855 stations and provides services to more than 9,700 patients. The Company additionally operates ESRD laboratory and pharmacy facilities, as well as vascular access management and transplant services programs.

     For information on Total Renal Care Holdings, Inc., via facsimile at no cost, call 1-800-PRO-INFO and dial company code 039.


                         (Financial Tables to follow)



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     Total Renal Care
     Add 2

                        TOTAL RENAL CARE HOLDINGS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

        Three Months and Nine Months Ended September 30, 1996 and 1995


                                                                  Three Months                       Nine Months
                                                           ---------------------------        ----------------------------
                                                              1996            1995                1996            1995
                                                           -----------     -----------        ------------     -----------
Net operating revenues                                     $73,333,000     $37,415,000        $188,153,000     $93,508,000
Operating expenses:
  Facilities                                                49,474,000      23,884,000         126,121,000      60,304,000
  General and administrative                                 4,943,000       3,107,000          13,644,000       8,307,000
  Provision for doubtful accounts                            1,559,000         757,000           3,892,000       2,023,000
  Depreciation and amortization                              4,231,000       1,891,000          10,263,000       4,564,000
                                                           -----------     -----------        ------------     -----------
    Total operating expenses                                60,207,000      29,639,000         153,920,000      75,198,000
                                                           -----------     -----------        ------------     -----------

Operating income                                            13,126,000       7,776,000          34,233,000      18,310,000

Interest expense                                            (1,719,000)     (2,813,000)         (5,869,000)     (7,534,000)
Interest income                                                394,000          73,000           2,007,000         247,000
                                                           -----------     -----------        ------------     -----------

Income before income taxes and minority interests
 and extraordinary item                                     11,801,000       5,036,000          30,371,000      11,023,000

Income taxes                                                 4,386,000       1,774,000          11,537,000       3,852,000
                                                           -----------     -----------        ------------     -----------

Income before minority interests
 and extraordinary item                                      7,415,000       3,262,000          18,834,000       7,171,000

Minority interests in income of
 consolidated subsidiaries                                     879,000         777,000           2,296,000       1,787,000
                                                           -----------     -----------        ------------     -----------

Income before extraordinary item                             6,536,000       2,485,000          16,538,000       5,384,000

Extraordinary loss related to early extinguishment
 of debt, net of tax                                         7,700,000               0           7,700,000               0
                                                           -----------     -----------        ------------     -----------

Net (loss) income                                          $(1,164,000)    $ 2,485,000        $  8,838,000     $ 5,384,000
                                                           ===========     ===========        ============     ===========

Earnings (loss) per common share:
Income before extraordinary item                           $      0.25     $      0.16        $       0.65     $      0.35
Extraordinary item                                         $     (0.29)           ----        $      (0.30)           ----
                                                           -----------     -----------        ------------     -----------
Net (loss) income                                          $     (0.04)    $      0.16        $       0.35     $      0.35
                                                           ===========     ===========        ============     ===========

Weighted average number of common shares
 and equivalents outstanding                                26,661,000      15,690,000          25,409,000      15,427,000
                                                           ===========     ===========        ============     ===========

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     Total Renal Care
     Add 3

                        TOTAL RENAL CARE HOLDINGS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                   September 30, 1996 and December 31, 1995


                                                                 September 30, 1996       December 31, 1995
                                                                    (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                                            $  5,440,000           $ 30,181,000
  Accounts receivable, less allowances for doubtful accounts
   of $10,734,000 and $5,668,000, respectively                           95,314,000             40,014,000
  Receivable from Tenet, a related company                                  322,000                432,000
  Other current assets                                                   14,854,000              4,867,000
                                                                       ------------           ------------
    Total current assets                                                115,930,000             75,494,000

Property and equipment, net                                              49,443,000             25,505,000
Note receivable from a related party                                      1,851,000              1,379,000
Investment in affiliate, at equity                                        1,018,000                972,000
Other long-term assets                                                      899,000                885,000
Intangible assets, net of accumulated amortization
 of $12,152,000 and $7,353,000, respectively                            151,279,000             59,763,000
                                                                       ------------           ------------
    Total assets                                                       $320,420,000           $163,998,000
                                                                       ============           ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
Total current liabilities                                              $ 30,677,000             20,803,000
Deferred income taxes                                                     1,052,000                510,000
Long-term debt and other                                                 79,007,000             56,538,000
Minority interests                                                        5,326,000              3,343,000

Stockholders' equity:
Common stock, voting ($.001 par value;
 55,000,000 shares authorized; 25,926,729 and
 22,308,207 issued and outstanding, respectively)                            26,000                 22,000
Preferred stock, ($.001 par value;
 5,000,000 shares authorized, none outstanding)                                ----                   ----
Additional paid-in capital                                              236,433,000            123,710,000
Notes receivable from stockholders                                       (2,783,000)            (2,773,000)
Retained earnings (deficit)                                             (29,318,000)           (38,155,000)
                                                                       ------------           ------------
    Total stockholder's equity                                          204,358,000             82,804,000
                                                                       ------------           ------------
    Total liabilities and stockholders' equity                         $320,420,000           $163,998,000
                                                                       ============           ============